Exhibit 10.1
EMPLOYMENT AGREEMENT
AGREEMENT, dated as of December 21, 2015, (including any schedules hereto the “Agreement”), among Open Text Corporation, a corporation incorporated under the laws of Canada (the “Parent Corporation”), Open Text Inc., a wholly-owned subsidiary of the Parent Corporation incorporated under the laws of the State of Delaware (the “Corporation”), and Stephen F. Murphy (the “Executive”).
WHEREAS, the Corporation and the Executive mutually desire that the Executive serves the Corporation as President of the Parent Corporation on the terms and conditions set forth herein and the parties hereto shall contemporaneously execute the Restrictive Covenants Agreement (as defined below) set forth in Schedule “C”.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
1. Position and Duties
(a) The Corporation hereby agrees to employ the Executive to act as President and the Executive hereby accepts such position and agrees to serve the Parent Corporation in such capacity during the Term, as defined in Section 3 hereof. The Executive shall have such duties and responsibilities as are consistent with the Executive’s position as set forth herein and as may be assigned by the Corporation or Parent Corporation from time to time in accordance with the terms hereof. The Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Chief Executive Officer of the Parent Corporation (the “Reporting Manager”) and all policies and rules of the Corporation and the Parent Corporation applicable to executive officers.
(b) During the Term, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall diligently endeavor to promote the business and best interests of the Corporation and Parent Corporation. Notwithstanding the foregoing, to the extent that it does not interfere with the performance of Executive’s duties hereunder, Executive may (i) with the prior consent of the Board of Directors of the Parent Corporation (the “Board”), serve on the board of directors or equivalent body of up to one other company that is not a competitor of the Corporation or the Parent Corporation; (ii) serve on the boards of directors or equivalent bodies of trade associations and/or charitable organizations; (iii) engage in charitable activities and community affairs; and (iv) manage his personal, financial and legal affairs.
(c) As President, the Executive will be responsible for all customer facing activity, as may be assigned to him from time to time by the Reporting Manager, including sales, marketing, and global technical services comprised of customer support and professional services. You will be located in San Mateo, California.
2. Compensation
(a) Base Salary
As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, during the Term, the Corporation shall pay the Executive a base salary at the rate of US$600,000 per annum (the “Base Salary”), payable in accordance with the Corporation’s payroll practice as in effect from time to time, except to the extent that the Executive has previously elected to defer the receipt of such Base Salary pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
(b) Variable Compensation
In addition to the Base Salary, with respect to each fiscal year of the Parent Corporation during the Term, the Executive shall be eligible to earn a bonus (the “Variable Compensation”), with an annual target amount of US$600,000 (the “Target Bonus”), which shall be payable in four quarterly instalments based on the achievement of Parent Corporation performance objectives established by the Board, subject to the Executive’s employment with the Corporation through the applicable payment date for any such Variable Compensation. The achievement of the performance objectives shall be calculated on a quarterly basis and approved by the Compensation Committee (as defined below). With respect to fiscal year 2016 of the Parent Corporation, you shall be entitled to a guaranteed pro rata Variable Compensation payment at target for the period commencing on the Effective Date (as defined herein) and ending on June 30, 2016, payable in two quarterly instalments.
Notwithstanding anything to the contrary herein, the Variable Compensation shall be paid no later than the 15th day of the third month following the close of the fiscal year to which the Variable Compensation relates, except to the extent that the Executive has previously elected to defer the receipt of such Variable Compensation pursuant to an arrangement that meets the requirements of Section 409A of the Code.
(c) Long Term Compensation
During the Term, the Executive will be eligible to participate in all Long Term Incentive Programs (“LTIP”) as and when approved by the Compensation Committee of the Board (the “Compensation Committee”). The value of LTIP is generally determined at the beginning of the LTIP term, and consists of 50 percent performance stock units (“PSUs”), 25 percent restricted stock units (“RSUs”) and 25 percent stock options.
The value target to be used for the three (3) year term of each LTIP and the mix of PSUs, RSUs and stock options of each LTIP shall be determined by the Committee and approved by the Board. The target value for the Executive in respect of the LTIP 2018 Plan (for the performance period commencing July 1, 2015 and ending September 15, 2018) shall be USD$850,000. All LTIP grants are subject to the approval of the Board.
In addition to the LTIP 2018 Plan, the Executive shall be granted 20,000 RSUs (the “Supplemental RSUs”). The Supplemental RSUs shall vest as follows: 12,000 Supplemental RSUs shall vest on the first anniversary of the grant date, and an additional 8,000 Supplemental RSUs shall vest on the second anniversary of the grant date. If the Executive is terminated during the vesting period in accordance with the terms of this Agreement, other than for Cause, the Supplemental RSUs shall automatically vest. The Supplemental RSU grants are subject to the approval of the Board.
    (d) Equity Plans
The Corporation shall permit the Executive to participate in any share option plan, share purchase plan or similar plan offered by the Parent Corporation from time to time to its similarly situated executive officers in the manner and to the extent authorized by the Compensation Committee.
Executive shall be granted options to acquire 150,000 common shares of the Parent Corporation issuable under and subject to the terms of the Parent Corporation’s 2004 Stock Option Plan as Amended.

All stock option grants are subject to approval by the Board.
    (e) Stock Ownership
The Executive agrees to comply with the Equity Ownership Guidelines as set out in accordance with Schedule “A.”
(f) Reimbursement of Expenses
During the Term, the Corporation shall reimburse the Executive for all business expenses incurred by the Executive in performing his duties and responsibilities under this Agreement (“Business Expenses”), in accordance and to the extent consistent with the Corporation’s policies or practices for reimbursement of business expenses incurred by other Corporation executive officers.
(g) Other Benefits
During the Term, for so long as the Executive meets the eligibility requirements of the applicable plan, practice, policy or program, and except as specifically provided herein: (i) the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs of the Parent Corporation which are made available generally to similar situated executive officers of the Corporation; (ii) the Executive and/or the Executive’s family, as the case may be, shall be entitled to participate in, and shall receive all benefits under, all perquisite and welfare benefit plans, practices, policies and programs (including the Parent Corporation’s health insurance and disability plans) provided by the Parent Corporation which are made available to similarly situated executive officers of the Parent Corporation (for the avoidance of doubt, such plans, practices, policies or programs shall not include any plan, practice, policy or program which provides benefits in the nature of severance or continuation pay), including those benefits set forth in Schedule “B”, as amended from time to time; and (iii) the Executive shall be entitled to 20 days paid vacation per fiscal year of the Parent Corporation at a time approved in advance by the Reporting Manager, which approval shall not be unreasonably withheld but shall take into account the staffing requirements of the Corporation and Parent Corporation and the need for the timely performance of the Executive’s responsibilities, subject to the Corporation’s policy respecting same in effect from time to time.
(h) Annual Compensation Review
Other than as herein provided, there shall be no cost-of-living increase or merit increase in the Base Salary or increases in any bonuses payable to the Executive unless approved by the Board or the Compensation Committee. The Board and Compensation Committee shall review annually the Base Salary and all other compensation to be received by the Executive under this Agreement.
3. Term
The Executive shall serve, pursuant to this Agreement, as President commencing on January 4, 2016 (the “Effective Date”) and expiring on the first anniversary of the Effective Date (such period, the “Term”); provided that, on the first anniversary of the Effective Date and on each anniversary thereafter, the Term shall be extended automatically for an additional one-year period unless either party provides the other party with notice of non-renewal at least three (3) months before any such anniversary. Notwithstanding the foregoing, the Executive’s employment hereunder may be terminated prior to the end of the Term upon his “Separation from Service” with the Corporation (as hereinafter defined) in connection with the earliest to occur of any of the events described in Section 4 hereof, in which case the Term shall be terminated as of the date of the Executive’s Separation from Service. For purposes of this

Agreement, the Executive’s Separation from Service shall be deemed to occur when the level of services performed by the Executive for the Corporation decreases to a level equal to 20% or less of the average level of services performed by the Executive for the Corporation during the immediately preceding 36-month period (or, if shorter, during the period from the Effective Date to the date of the relevant determination) and Executive’s employment with the Corporation terminates (within the meaning of Treas. Regs. Section 1.409A-1(h)(ii)), and the date of the Executive’s Separation from Service (the “Date of Separation from Service”) shall be the date determined in accordance with Sections 5(b) and (as applicable) 5(c) hereof.
4. Separation from Service
(a) Death
The Executive shall separate from service with the Corporation, and the Term shall terminate, upon the Executive’s death.
(b) Disability
The Corporation shall be entitled to terminate the Executive’s employment for “Disability,” and the Executive shall separate from service with the Corporation, if, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive (i) shall become eligible to receive a benefit under the Corporation’s long-term disability plan applicable to the Executive, or (ii) has been unable, due to physical or mental illness or incapacity, to perform the essential duties of his employment with reasonable accommodation for a continuous period of one hundred twenty (120) days or, during any period of twelve (12) consecutive months during the Term, an aggregate of one hundred-eighty (180) days, whether consecutive or not.
(c) Cause
The Corporation may terminate the Executive’s employment for Cause, and upon such termination the Executive shall separate from service with the Corporation. For purposes of this Agreement, the term “Cause” shall mean, when used in connection with the Executive’s Separation from Service with the Corporation: (i) the Executive’s failure to attempt in good faith to perform his duties (other than as a result of physical or mental illness or injury); (ii) the Executive’s willful misconduct or gross negligence of a material nature in connection with the performance of his duties as an employee, which is or could reasonably be expected to be injurious to the Corporation, or any of its Affiliates (as defined below) (whether financially, reputationally or otherwise); (iii) a breach by the Executive of the Executive’s fiduciary duty or duty of loyalty to the Corporation or its Affiliates; (iv) except in connection with the Executive’s good faith performance of duties, the Executive’s intentional and unauthorized removal, use or disclosure of the Corporation’s or any Affiliate’s document (in any medium or form) relating to the Corporation or an Affiliate, or the customers of the Corporation or an Affiliate thereof and which may be injurious to the Corporation, its customers or their respective Affiliates; (v) the willful performance by the Executive of any act or acts of dishonesty in connection with or relating to the Corporation’s or its Affiliates’ business or the willful misappropriation (or willful attempted misappropriation) of any of the Corporation’s or any of its Affiliates’ funds or property; (vi) the indictment of the Executive or a plea of guilty or nolo contendere by the Executive to any felony or other serious crime involving moral turpitude; (vii) a material breach of any of the Executive’s obligations under any agreement entered into between the Executive and the Corporation or any of its Affiliates that is material to the employment relationship between Corporation or any of its Affiliates and the Executive, including without limitation, this Agreement; or (viii) a material breach of the policies or procedures of the Corporation or any of its

Affiliates, which breach causes or could reasonably be expected to cause harm to the Corporation or its business reputation; provided that, with respect to the events in clauses (i), (ii), (iv) or (vii) herein, the Corporation shall have delivered written notice to the Executive of its intention to terminate the Executive’s employment for Cause, which notice specifies in reasonable detail the circumstances claimed to give rise to the Corporation’s right to terminate the Executive’s employment for Cause and the Executive shall not have cured such circumstances as determined by the Board in good faith, to the extent such circumstances are reasonably susceptible to cure as determined by the Board in good faith, within thirty (30) days following the Corporation’s delivery of such notice. For purposes of this Agreement, “Affiliate” means, with respect to any person, any other person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. For the purposes of this definition and this Agreement, the term “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.
(d) Corporation Termination Other than for Cause and Executive Voluntary Termination (Other Than for Good Reason)
The Corporation may terminate the employment of the Executive for any reason other than for Cause, notwithstanding any other provision of this Agreement, upon compliance with the terms of Section 6(a) hereof. The Executive may voluntarily terminate his employment, other than for Good Reason, provided that the Executive provides the Corporation with notice of his intent to terminate his employment at least ninety (90) days in advance of the Date of Separation from Service (as defined below). Upon such termination, in each case, the Executive shall separate from service with the Corporation. In the event of non-renewal of this Agreement by the Corporation in accordance with Section 3 hereof, the Corporation shall comply with the terms of Section 6(a) hereof.
(e) Good Reason
The Executive may terminate his employment and separate from service with the Corporation for Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean, when used in connection with the Executive’s Separation from Service with the Corporation, unless the Executive shall have consented in writing thereto, (i) a material diminution in the Executive’s duties and responsibilities other than a change in such Executive’s duties and responsibilities that arises solely out of (a) the Parent Corporation becoming part of a larger organization following a Change in Control or any change in the reporting hierarchy incident thereto or (b) a reorganization of the Parent Corporation resulting in a similar change to similarly situated executive officers’ duties and responsibilities; (ii) a material reduction in the Executive’s Base Salary or Target Bonus, unless a proportional reduction in base salary or target bonus, as applicable, is also applicable to similarly situated executive officers; (iii) a relocation of the Executive’s primary work location more than fifty (50) miles from the Executive’s work location on the Effective Date; or (iv) a reduction in the Executive’s title or position with the Corporation other than a change in such Executive’s title or position that arises solely out of (a) the Parent Corporation becoming part of a larger organization following a Change in Control or any change in the reporting hierarchy incident thereto or (b) a reorganization of the Parent Corporation resulting in a similar change to similarly situated executive officers’ title or position; provided, that in each case, within thirty (30) days following the occurrence of any of the events set forth herein, the Executive shall have delivered written notice to the Corporation of his intention to terminate his employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Executive’s right to terminate employment for Good Reason, the Corporation shall not have cured such circumstances within thirty (30) days following the Corporation’s receipt of such notice, and the Executive’s Separation from Service with the Corporation shall have occurred within sixty (60) days following such failure to cure.

5. Procedure for Separation from Service
(a) Notice of Separation from Service. Any separation of the Executive from service with the Corporation (other than a separation from service on account of the death of Executive) shall be communicated by written “Notice of Separation from Service” to the other party hereto in accordance with Section 14(a) hereof.
(b) Date of Separation from Service. The Date of Separation from Service shall mean: (i) if the Separation from Service occurs due to the Executive’s death, the date of the Executive’s death; (ii) if the Separation from Service occurs due to a termination by the Corporation pursuant to Section 4(b), the date on which the Executive receives a Notice of Separation from Service from the Corporation; (iii) if the Separation from Service occurs due to the Executive’s voluntary termination without Good Reason, the date specified in the notice given pursuant to Section 4(d) hereof, which shall not be less than ninety (90) days after the Notice of Separation from Service; (iv) if the Separation from Service occurs due to the Executive’s termination with Good Reason, the date of his termination in accordance with Section 4(e) hereof; and (v) if the Separation from Service occurs for any other reason, the date on which a Notice of Separation from Service is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Separation from Service.
(c) Section 409A of the Code. Notwithstanding anything to the contrary in Section 5(b), the determination of whether and when the Date of Separation from Service from the Corporation occurs for the purpose of determining when any amount that is “nonqualified deferred compensation” subject to Section 409A of the Code becomes due and payable shall be made in a manner consistent with, and based on the presumptions set forth in, Treas. Regs. Section 1.409A-1(h). Solely for purposes of the determination referred to in the preceding sentence, “Corporation” shall include all persons with whom the Corporation would be considered a single employer under Sections 414(b) and 414(c) of the Code. In the event that the Date of Separation from Service as determined in accordance with this Section 5(c) occurs before the notice period specified in Section 5(b) has elapsed, the Corporation may elect to pay, or commence payment of, any amounts to which this Section 5(c) applies following the completion of such notice period, but not later than December 31 of the calendar year in which the Date of Separation from Service occurs.
6. Separation Payments
(a) Other than for Cause or for Good Reason
In the event of the Executive’s Separation from Service due to termination by the Corporation other than for Cause (including a Separation from Service as a result of Disability but not death) or by the Executive for Good Reason, subject to (in respect of clauses (ii) through (iv)) the Executive’s continued compliance with Section 6(h) below, Section 20 below and the Restrictive Covenants Agreement described in Section 10 below, the Corporation shall pay to the Executive the amounts described below at the times specified below, and, except for (x) the Executive’s rights of indemnification and insurance provided in Section 9 hereof and (y) any vested benefits under any tax-qualified pension plans of the Corporation, the Corporation shall have no additional obligations under this Agreement:
(i) Accrued Payments. Within thirty (30) days following the Date of Separation from Service, (w) any Base Salary earned by the Executive but not paid through the Date of Separation from Service

(reduced by any amounts that the Executive received in connection with benefits paid or payable as a result of Disability, if applicable); (x) any Variable Compensation earned by the Executive for the fiscal year prior to the year in which the Date of Separation from Service has occurred but not yet paid prior to the Date of Separation from Service (except that, with respect to (w) and (x), to the extent that the Executive has previously elected to defer the receipt of such Base Salary or Variable Compensation pursuant to an arrangement that meets the requirements of Section 409A of the Code, the timing of the payment of such Base Salary or Variable Compensation shall be in accordance with the terms of such arrangement); (y) the Executive’s accrued but unused vacation pay through the Date of Separation from Service; and (z) any Business Expenses not reimbursed as of the Date of Separation from Service (the amounts described in (w) through (z), together, the “Accrued Payments”);
(ii) Separation Payments. In respect of each month during the 12-month period measured from the day of the Executive’s Date of Separation from Service (the “Severance Period”), (x) an amount equal to one-twelfth of the Base Salary as in effect for the year in which the Date of Separation from Service occurs shall be paid in equal installments in accordance with the Corporation’s standard payroll practices (reduced by any amounts received by and/or payable to Executive in connection with benefits paid or payable as a result of Disability, if applicable) (the “Salary Continuation Payments”); and (y) an amount equal to one-twelfth of the Target Bonus as in effect for the year in which the Date of Separation from Service occurs shall be paid once a month (together with the Salary Continuation Payments, the “Separation Payments”);
(iii) Pro Rata Bonus. At the time that Variable Compensation for the Parent Corporation’s fiscal year in which the Date of Separation from Service occurred would otherwise be paid (but in no event later than the 15th day of the third month following the close of such fiscal year), an amount equal to the product of (i) the Target Bonus for such fiscal year that the Executive would have received had the Executive remained employed with the Corporation and (ii) a fraction, the numerator of which is the number of full weeks the Executive was employed with the Corporation in such fiscal year and the denominator of which is fifty-two (the “Pro Rata Bonus”); provided that, to the extent that the Executive has previously elected to defer the receipt of such bonus pursuant to an arrangement that meets the requirements of Section 409A of the Code, the timing of the payment of the Pro Rata Bonus shall be in accordance with the terms of such arrangement; and
(iv) Continued Group Medical Benefits. The Executive’s ability to participate in the medical plan of the Corporation shall continue only through the Date of Separation from Service. If the Executive elects to continue his health and dental insurance coverage pursuant to COBRA, the Corporation shall reimburse the Executive for the COBRA premiums for the Executive and his dependents for the number of months corresponding to the Severance Period; provided, however, that if the Executive is eligible to receive comparable medical or other welfare benefits under another employer-provided plan, the COBRA premium reimbursement described herein shall be terminated. The Executive shall promptly notify the Corporation of any changes in his medical benefits coverage.
(b) Timing of Separation Payments
Notwithstanding anything to the contrary in this Section 6, in the event that Executive is a “specified employee” (within the meaning of Section 409A(2)(B) of the Code) on the Date of Separation from Service, no Separation Payments shall be paid until the earlier of (x) the date of the Executive’s death or (y) the first business day of the first calendar month that begins after the six-month anniversary of the Date of Separation from Service at which time all Separation Payments which would otherwise have been paid that would otherwise have been paid during such period of delay shall be paid with Interest (as defined below) and the remaining Separation Payments shall be paid in accordance with Section 6(a)

above. “Interest” shall mean interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, from the date on which payment would otherwise have been made but for any required delay through the date of payment.
(c) Cause or Voluntarily (other than for Good Reason)
In the event of the Executive’s Separation from Service with the Corporation due to termination by the Corporation for Cause or voluntarily by the Executive other than for Good Reason, the Corporation shall pay the Executive, within thirty (30) days following the Date of Separation from Service, any Accrued Payments. In the event of the Executive’s Separation from Service with the Corporation due to termination voluntarily by the Executive other than for Good Reason, the Board, in their sole and absolute discretion, may waive the notice period required by Section 4(d) above, in which case the Executive’s employment shall be deemed to terminate immediately, provided the Executive shall still be entitled to compensation due on account of Annual Base Salary and benefits earned up to the last date of the 3 month advance written notice period given by the Executive and any Variable Compensation earned and prorated during such 3 month notice period. Except as provided in this Section 6(c), and except for the Executive’s rights of indemnification and insurance provided in Section 9 hereof and any vested benefits under any tax qualified pension or equity incentive compensation plans of the Corporation, and continuation of health insurance benefits on the terms and to the extent required by statute as may be applicable to the Executive, the Corporation shall have no additional obligations under this Agreement.
(d) Death
In the event of the Executive’s Separation from Service with the Corporation as a result of the Executive’s death, the Corporation shall pay the Executive’s estate within thirty (30) days following the Date of Separation from Service, the Accrued Payments. Except as provided in this Section 6(d), and except for the Executive’s rights of indemnification and insurance provided in Section 9 hereof and any vested benefits under any tax qualified pension or equity incentive compensation plans of the Corporation, the Corporation shall have no additional obligations under this Agreement.
(e) Options
Except as expressly stipulated in Section 7 hereof, any options which have not vested as of the Date of Separation from Service shall terminate and be of no further force and effect as of the Date of Separation from Service and neither any period of notice nor any payment in lieu thereof upon Separation from Service hereunder shall be considered as extending the period of employment for the purposes of vesting of options notwithstanding anything to the contrary in any other agreement between the Parent Corporation and the Executive. In the event of a Separation from Service other than by the Corporation for Cause, the Executive shall have the right to exercise any options which are vested as at the Date of Separation from Service for ninety (90) days following such date at which time such unexercised options will expire. In the event of a Separation from Service by the Corporation for Cause, all options, vested and unvested, shall terminate and be of no further force and effect as of Date of Separation from Service and neither any period of notice nor any payment in lieu thereof upon Separation from Service hereunder shall be considered as extending the period of employment for the purposes of vesting of options notwithstanding anything to the contrary in any other agreement between the Corporation and the Executive. In addition, notwithstanding anything contained in this Section 6 or elsewhere in this Agreement, in the event of Separation from Service due to death of the Executive, the estate of the Executive shall be entitled to exercise any options which have vested as at the date of death of the Executive, at any time during the period which is twelve (12) months following the date of death of the Executive at the end of which period such options will expire.

(f) Long Term Compensation
Except as expressly provided in Section 7 below, in the event of the Executive’s Separation from Service for any reason, all outstanding awards granted under any LTIP shall continue to be governed by the terms set forth in such LTIP.
(g) No Further Entitlements
Except as expressly provided in this Section 6 and Section 7 below, in the event of the Executive’s Separation from Service for any reason, the Executive will not be entitled to receive any further payments, in lieu of notice or as damages for any reason whatsoever. Except as to any entitlement as expressly provided in this Agreement, the Executive hereby waives any claims the Executive may have against the Corporation or the Parent Corporation for or in respect of termination pay, severance pay, or notice in lieu thereof on account of loss of office or employment.
(h) Release
Notwithstanding anything to the contrary in this Agreement, the payments and benefits described in Section 6(a) above, other than the Accrued Payments, shall commence being made to the Executive, subject to the condition that Executive has delivered to the Corporation an executed copy of a release substantially in the form attached as Schedule “D” and that such release has become effective, enforceable and irrevocable in accordance with its terms, on the date that is 30 days after the Date of Separation from Service or, to the extent required, on the date specified in Section 6(b) above.
7. Change in Control
(a) Definition
For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Parent Corporation on a consolidated basis to any person or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act” and a “Group,” respectively); (ii) the approval by the holders of the outstanding voting power of the Parent Corporation of any plan or proposal for the liquidation or dissolution of the Parent Corporation; (iii) any person or Group shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of shares representing more than 50% of the aggregate outstanding voting power of the Parent Corporation and such person or Group actually has the power to vote such shares in any such election; (iv) the replacement of a majority of the Board over a twelve-month period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who were members of such Board at the beginning of such period; or (v) consummation of a reorganization, merger, consolidation or similar transaction involving the Parent Corporation and/or any entity controlled by the Parent Corporation, or a sale or other disposition of substantially all of the assets of the Parent Corporation, or the acquisition of assets or stock of another entity by the Parent Corporation or any entity controlled by the Parent Corporation (each, a “Business Combination”) unless following such Business Combination the shareholders of the Parent Corporation immediately prior to the Business Combination own at least 50% of the then-outstanding equity securities and of the combined voting power of the corporation or other entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such Business Combination, owns the Parent Corporation or substantially all of the Parent Corporation’s assets either directly or through one or more subsidiaries).

Notwithstanding the foregoing, for the purposes of this Agreement, an event or series of events shall not be deemed to be a Change in Control to the extent that the application of the relevant definition of Change in Control would cause any tax to become due under Section 409A of the Code.
(b) Change-in-Control Benefits and Payments
In the event of the Executive’s Separation from Service due to termination by the Corporation other than for Cause or by the Executive for Good Reason within the one (1) year period following a Change in Control, then the Executive shall be entitled to the following, notwithstanding any else in this Agreement to the contrary:
(i) payments under Section 6(a) of this Agreement at the time and in the manner set forth therein except that for purposes of clause (ii) of Section 6(a), the Severance Period shall be 24 months;
(ii) all options which have not vested as of the Date of Separation from Service 11 shall vest immediately upon such Date and the Executive shall have the right to exercise all of such options for 90 days following such Date at which time any unexercised options will expire; and
(iii) all outstanding awards granted under any LTIP shall vest 100% and any payments under Section 6.2(b) of the Schedule to the LTIP (Special Provisions Applicable to Eligible Employees Subject to Section 409A of the United States Internal Revenue Code) shall be made as set forth therein except that the Target Bonus (as defined in the LTIP) shall vest 100%;
(iv) notwithstanding anything to the contrary in this Section 7, in the event that Executive is a “specified employee” (within the meaning of Section 409A(2)(B) of the Code) on the Date of Separation from Service, no Separation Payments shall be paid until the earlier of the date of the Executive’s death or the first business day of the first calendar month that begins after the six-month anniversary of the Date of Separation from Service at which time all Separation Payments which would otherwise have been paid that would otherwise have been paid during such period of delay shall be paid with Interest (as defined below) and the remaining Separation Payments shall be paid in accordance with Section 6(a) above. “Interest” shall mean interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, from the date on which payment would otherwise have been made but for any required delay through the date of payment.
(c) Certain Additional Payments by the Corporation
(i) If it is determined (as hereafter provided) that any payment or distribution by the Corporation or Parent Corporation to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement of the Corporation or Parent Corporation, including without limitation any stock options or other equity award, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto), or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the Payments shall be payable either (x) in full or (y) as to the maximum value of such lesser amount which would result in no portion of the Payments being subject to the Excise Tax and Executive shall receive the greater, on an after-tax basis, of (x) or (y) above. The reduction of the amounts payable under this Agreement, if applicable, shall be made as follows:

First, if the Payments include the value of acceleration in the time at which any Payment not subject to Section 409A of the Code is paid, a delay in the time of payment (but not a delay of vesting) of such Payment, provided that such delay shall apply to the aggregate amount of such Payments (and not on a Payment-by-Payment basis) and such aggregate amount shall be delayed only to the extent necessary to satisfy this Section 7(c)(i);
Second, to the extent further reduction is required by this Section 7(c)(i), a reduction in the amount of Payments required to be paid or delivered, provided that the Executive shall be entitled to select among the forms of Payment that shall be reduced; and
Third, to the extent further reduction is required by this Section 7(c)(i), if the Payments include the value of acceleration in the time at which any Payment vests, a cutback in the extent of such accelerated vesting, provided that such cutback shall apply to the aggregate amount of such Payments (and not on a Payment-by-Payment basis) and accelerated vesting of such aggregate amount shall be cut back only to the extent necessary to satisfy this Section 7(c)(i).
(ii) Subject to the provisions of Section 7(c)(i) of this Agreement, all determinations required to be made under this Section 7(c), including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether and, if so, what reductions are required by Section 7(c)(i), will be made by a nationally recognized firm of certified public accountants (the “Accounting Firm”) chosen by the Corporation. The Corporation will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Corporation and Executive within fifteen (15) calendar days after the date of the event giving rise to the Payment or the Date of Separation from Service, if applicable, and any other such time or times as may be reasonably requested by the Corporation or Executive. If the Accounting Firm determines that an Excise Tax would be payable by Executive, it will perform the calculation set out in Section 7(c)(i). Any determination by the Accounting Firm as to the determination made under Section 7(c)(i) will be binding upon the Corporation, the Parent Corporation and Executive. If the Accounting Firm determines that no Excise Tax is payable by Executive, it will, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. The Corporation, Parent Corporation and Executive will each cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by this Section 7(c)(ii).
(iii) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 7(c)(ii) of this Agreement will be borne by the Corporation and paid as incurred. If such fees and expenses are initially advanced by Executive, the Corporation will reimburse Executive the full amount of such fees and expenses within fifteen (15) business days after receipt from Executive of a statement therefor and reasonable evidence of his payment thereof.
8. No Mitigation
Except as expressly provided herein, the Executive shall not be required to seek other employment or otherwise mitigate the amount of any payments to be made by the Corporation pursuant to this Agreement. Except as otherwise provided herein, the payments provided pursuant to this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer after the termination of the Executive’s employment or otherwise. The Corporation’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Corporation may have against the Executive or others.

9. Legal Fees; Indemnification; Liability Insurance
(a) In the event of any contest or dispute between the Corporation and the Executive with respect to this Agreement or the Executive’s employment hereunder, each of the parties shall be responsible for its respective legal fees and expenses.
(b) During the Term and for so long as there exists liability thereafter with regard to the Executive’s activities during the Term on behalf of the Corporation, the Corporation shall indemnify the Executive to the fullest extent permitted by applicable law (and in no event in connection with the Executive’s gross negligence or willful misconduct), and shall at the Corporation’s election provide the Executive with legal representation or shall advance to the Executive reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses).
(c) During the Term and for six years thereafter, the Executive shall be entitled to the same directors’ and officers’ liability insurance coverage that the Corporation or the Parent Corporation provides generally to its other directors and officers, as may be amended from time to time for such directors and officers.
10. Restrictive Covenants
The Executive agrees to execute contemporaneously with his execution of this Agreement the confidentiality and non-solicitation agreement annexed hereto as Schedule “C” (the “Restrictive Covenants Agreement”).
11. Injunctive Relief
It is impossible to measure in money the damages that will accrue to the Corporation or any of its Affiliates in the event that the Executive breaches any of the Restrictive Covenants. In the event that the Executive breaches any such Restrictive Covenant, the Corporation or any of its Affiliates shall be entitled to an injunction restraining the Executive from violating such Restrictive Covenant (without posting any bond). If the Corporation or any of its Affiliates shall institute any action or proceeding to enforce any such Restrictive Covenant, the Executive hereby waives the claim or defense that the Corporation or any of its Affiliates has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Corporation or any of its Affiliates has an adequate remedy at law. The foregoing shall not prejudice the Corporation’s or any of its Affiliates’ right to require the Executive to account for and pay over to the Corporation or any of its Affiliates, and the Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Executive as a result of any transaction constituting a breach of any of the Restrictive Covenants.
12. Arbitration; Forum Selection.
(a) Arbitration
If there is a disagreement or dispute between the parties with respect to this Agreement or the interpretation thereof, such disagreement or dispute will be referred to binding arbitration to be conducted by a single arbitrator, if Executive and the Corporation agree upon one, otherwise by three arbitrators appointed as hereinafter set out, pursuant to the American Arbitration Association’s (the “AAA”) rules governing commercial arbitration in effect at the time of the arbitration, except as modified herein. A party who wishes to arbitrate shall give written notice of such intention to the other party (a “Notice of

Intention”). The arbitrator shall be appointed by agreement by agreement of Executive and the Corporation or, in default of agreement within ten (10) Business Days of service of the Notice of Intention, each of Executive and the Corporation shall within five (5) Business Days of the expiry of the aforesaid ten (10) Business Day period, select one arbitrator and notify the other of its selection, with the third arbitrator to be chosen by the first two named arbitrators within five (5) Business Days of the expiry of the aforesaid five (5) Business Day period. If one of the parties does not so notify the other of its selection within the prescribed time, then the arbitrator selected by the other party in accordance with the above procedure shall be the sole arbitrator. The arbitration shall be held in the State of Delaware. The procedure to be followed shall be as agreed by the parties or, in default of agreement, determined by the arbitrator(s), provided, however, that depositions or examinations for discovery will not be allowed but information may be exchanged by other means. The parties will use their best efforts to ensure that the arbitration hearing is conducted no later than sixty (60) days after the arbitrator is, or arbitrators are, selected. The final decision of the arbitrator or arbitrators or any two of the three arbitrators will be furnished to the parties in writing and will constitute a conclusive determination of the issue in question, binding upon the parties, without right of appeal. The fees and expenses of the arbitration shall be in the discretion of the arbitrator(s). Judgment upon the award may be entered in any court of competent jurisdiction.
(b) Forum Selection
The parties hereby agree that all demands, claims, actions, causes of action, suits, proceedings and litigation between or among the parties or arising out of the employment relationship between the Executive and the Corporation not subject to the Arbitration provision in Section 12(a) hereof shall be filed, tried and litigated only in a federal or state court located in the State of Delaware. In connection with the foregoing, the parties hereto irrevocably consent to the jurisdiction and venue of such court and expressly waive any claims or defenses of lack of jurisdiction of or proper venue by such court.
13. Section 409A
(a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Corporation (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A of the Code or the Corporation independently makes such determination, the Corporation shall, after consulting with Executive and solely in the event and to the extent the Corporation’s outside counsel deems it necessary to avoid any such additional tax or interest, reform such provision to comply with Section 409A of the Code. To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Corporation of the applicable provision without violating the provisions of Section 409A of the Code. In no event shall the Corporation be required to pay Executive any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A of the Code with respect to any benefit paid or promised to Executive hereunder.
(b) It is intended that each installment, if any, of the payments and benefits, if any, provided to the Executive under Section 6 hereof shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Corporation nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409 of the Code.
(c) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. All expenses or other reimbursements paid pursuant herewith that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that, the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code, if applicable, solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.
(d) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the Date of Separation from Service”), the actual date of payment within the specified period shall be within the sole discretion of the Corporation.
14. Miscellaneous
(a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):
If to the Corporation:
c/o Open Text Inc.
1301 South Mopac Expressway, Suite 150
Austin, Texas 78746

With a copy to, in all cases, the Parent Corporation:
c/o Open Text Corporation
275 Frank Tompa Drive Waterloo, Ontario
Canada N2L 0A1

If to the Executive:
Stephen F. Murphy
Address on file.

or to such other address as any party hereto may designate by notice to the others.
(b) This Agreement shall constitute the entire agreement among the parties hereto with respect to the Executive’s employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive’s employment.
(c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.
(d) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.
(e) The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Executive hereby represents to the Corporation that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party. The Executive hereby further represents to the Corporation that he will not utilize or disclose any confidential information obtained by the Executive in connection with any former employment with respect to his duties and responsibilities hereunder.
(f) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.
(g) The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume this Agreement in the same manner and to the same extent that the Corporation would have been required to perform it if no such succession had taken place. As used in the Agreement, “the Corporation” shall mean both the Corporation as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.
(h) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 14(h), be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Corporation shall be implied by the Corporation’s forbearance or failure to take action.
(i) The Corporation may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Corporation may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).
(j) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.
(k) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.
(l) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.
15. Disclosure
During the Term, the Executive shall promptly disclose to the Board full information concerning any interest, direct or indirect, of the Executive (as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of his family in any business that is reasonably known to the Executive to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to, the Corporation or to any of its suppliers or customers.
16. Return of Materials
All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including lists of customers, suppliers, products and prices) pertaining to the business of the Corporation or any of its subsidiaries, Affiliates, and Associates that may come into the possession or control of the Executive shall at all times remain the property of the Corporation or such subsidiary, Affiliate or Associate, as the case may be. The term “Associate” shall have the meaning ascribed thereto under Rule 14a-1(a) of the General Rules of the Securities Exchange Act of 1934. On termination of the Executive’s employment for any reason, the Executive agrees to deliver promptly to the Corporation all such property of the Corporation in the possession of the Executive or directly or indirectly under the control of the Executive. The Executive agrees not to make for his personal or business use or that of any other party, reproductions or copies of any such property or other property of the Corporation.
17. Resignation of Directorships, etc.
The Executive agrees that after Separation from Service, he will, at the request of the Board, tender his resignation from any position he may hold as an officer or director of the Corporation or any of its subsidiaries, Affiliates or Associates, and the Executive further covenants and agrees, if so requested by the Board, not to stand for re-election to any office of the Corporation or any of its subsidiaries, Affiliates or Associates at any time following termination of the Executive’s employment hereunder.
18. No Derogation
Nothing herein derogates from any rights the Executive may have under applicable law, except as set out in this section. The parties agree that the rights, entitlements and benefits set out in this Agreement to be paid to the Executive are in full satisfaction of any rights or entitlements the Executive may have as against the subsidiaries, Affiliates and Associates of the Corporation as a result of the termination of his employment with such subsidiaries, Affiliates or Associates.

19. Currency
All dollars referenced herein are in US dollars unless expressly provided to the contrary.
20. Non-Disparagement
Each of the parties to this Agreement covenants and agrees not to engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the other party, which for the purposes of the Corporation, includes its subsidiaries, Affiliates or Associates or its and their management. For the sake of clarity, nothing in this Section 20 shall prohibit statements or remarks made in the good faith performance of the Corporation or Executive’s obligations under this Agreement or in accordance with applicable law.
21. No Set-Off
The existence of any claim, demand, action or cause of action of the Executive against the Corporation, whether or not based upon this Agreement, will not constitute a defense to the enforcement by the Corporation of any covenant or agreement of the Executive contained herein.
* * * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
Executive

_/s/ Stephen F. Murphy
Stephen F. Murphy

Open Text Corporation
OpenText Inc.

/s/ Mark Barrenechea
Mark Barrenechea
President and Chief Executive Officer

Schedule A

Equity Ownership Guidelines

EQUITY OWNERSHIP GUIDELINES

In a continuing effort to align the interests of the Executives of the Parent Corporation, with the interest of Parent Corporation’s shareholders, the Board has established the following recommended Equity Ownership guidelines (the “Guidelines”).

COVERED EXECUTIVES

The Guidelines cover the Parent Corporation’s CEO, all NEO’s (Named
Executive Officers), and the Executive Leadership Team (the “Covered Executives”).

OWNERSHIP GUIDELINES

The Board recommends that the Covered Executives achieve the equity ownership levels within five (5) years after the date of his/her qualifications as a Covered Executive, and (ii) hold such number of common shares or share equivalents recommended for so long as they are Covered Executives.

Executive Title	Required Equity Ownership
CEO	4x base salary
Executive Leadership Team	1x base salary

Covered Executives may achieve these Guidelines through the exercise of stock option awards, purchases under the Open Text Employee Stock Purchase Plan (“ESPP”), through an open market purchase made in compliance with applicable securities laws or through any equity plan(s) the Corporation may adopt from time to time. Until the Guideline is met, it is recommended that a Covered Executive retains a portion of any stock option exercise or LTIP award in common shares of the Corporation to contribute to these Guidelines.

For the purpose of compliance with the Guidelines, the common shares will be valued at the greater of their book value (i.e., purchase price) and the current market value. The Compensation Committee of the Board will review the recommended executive ownership guideline achievement levels on an annual basis.

Schedule B

Benefits

Benefits to be enjoyed by the Executive during the term of this Agreement shall include, but are not limited to:

(i)	reimbursement of reasonable cell phone expenses consistent with corporate policy;

(ii)	a US$5,000 perquisite allowance per fiscal year, which may be used for reimbursement of the following types of services or fees:

•	Financial planning

•	Tax planning

•	Estate planning

•	Athletic/Health Club

•	Additional Life Insurance

(iii)	the services of Medisys Health Group Inc., for the purposes of obtaining mandatory and regular Health Examinations.

Schedule C

Restrictive Covenants Agreement

EMPLOYEE CONFIDENTIALITY AND
NON-SOLICITATION AGREEMENT

As an employee of Open Text Corporation or any related or affiliated company (the “Company”):
A.     I understand and agree that I have a responsibility to protect and avoid the unauthorized use or disclosure of confidential information of the Company; and
B.     I have a responsibility not to solicit or entice away from the Company any customer of the Company or any employee of the Company.

I.    Confidential Information. For purposes of this Agreement, the term “confidential information” means all information that is not generally known and which I obtained from the Company, or learn, discover, develop, conceive or create during the term of my employment with the Company, and which relates directly to the business or to assets of the Company. Confidential information includes, but is not limited to: inventions, discoveries, know-how, ideas, computer programs, designs, algorithms, processes and structures, product information, research and development information, lists of clients and other information related thereto, financial data and information, business plans and processes, and any other information of the Company that the Company informs me, or which I should know by virtue of my position or the circumstances in which I learned it, is to be kept confidential. Confidential information also includes information obtained by the Company in confidence from its vendors or its clients. Confidential information may or may not be labeled as “confidential”. If I am unsure as to whether information is “confidential”, I will ask my manager for assistance.
Confidential information does not include any information that has been made generally available to the public. It also does not include any general technical skills or general experience gained by me during my employment with the Company. I understand that the Company has no objection to my using these skills and experience in any new business venture or employment following the cessation of my employment with the Company.
I recognize and acknowledge that in the course of my employment with the Company I may obtain knowledge of confidential and proprietary information of a special and unique nature and value and I may become familiar with trade secrets of the Company relating to the conduct and details of the Company’s business. While I am employed by the Company and for a period of three years following the cessation of my employment I agree:
A.     to keep confidential and hold in secrecy and not disclose, divulge, publish, reveal or otherwise make known, directly or indirectly, or suffer or permit to be disclosed, divulged, published, revealed or otherwise made known to any person whatsoever, or used (except for the benefit and proper purposes of the Company), and shall faithfully do all in my power to assist the Company in holding in secrecy all of the Company’s confidential information as defined above.
B.     to keep confidential and hold in secrecy and not disclose, divulge, publish, reveal or otherwise make known, directly or indirectly, or suffer or permit to be disclosed, divulged, published, revealed or otherwise made known to any person whatsoever, or used (except for the benefit and proper purposes of the Company) any and all secrets or confidential information related to the Company’s activities or affairs which I now know or which are hereafter disclosed or made known to me or otherwise learned or acquired by me, including information respecting the business affairs, prospects, operations or strategic plans respecting the Company, which knowledge I gain in my capacity as an employee of the Company and which knowledge is not publicly available or disclosed.

II.     Agreement Not to Solicit. I agree that while I am an employee of the Company and for six (6) months thereafter that I will:
A.     not solicit or entice or attempt to solicit or entice away from the Company any of the employees of the Company to enter into employment or service with any person, business, firm or corporation other than the Company;
B.     not solicit or entice or attempt to solicit or entice away from the Company any customer or any other person, firm or corporation dealing with the Company.

III.     Return of Documents. Upon the cessation of my employment with the Company for any reason, I agree to return to the Company all records, documents, memoranda, or other papers, copies or recordings, tapes, disks containing software, computer source code listings, routines, file layouts, record layouts, system design information, models, manuals, documentation and notes as are in my possession or control. I acknowledge and agree that all such items are strictly confidential and are the sole and exclusive property of the Company.

IV.     General.
A.     I further represent and warrant that I have not entered into any Agreement with any previous or present employer which would prevent me from accepting employment with the Company or which would prevent me from lawfully executing this Agreement.
B.     I understand that the obligations outlined in this Agreement are the concern and responsibility of all employees of the Company. I agree to report in writing any violations of these policies to my manager or to the Vice-President of Human Resources.
C.     All the provisions of this Agreement will be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not in any way be affected or impaired, but will remain binding in accordance with its terms.
D.     This Agreement and all the rights and obligations arising herefrom shall be interpreted and applied in accordance with the laws of the Province of Ontario and in the courts of the Province of Ontario there shall be exclusive jurisdiction to determine all disputes relating to this Agreement and all the rights and obligations created hereby. I hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.
E.     I acknowledge that my employment with the Company is contingent on my acceptance and my observance of this Agreement, and that such employment is adequate and sufficient consideration to bind me to all of the covenants and agreements made by me under this Agreement.

_________________________        _______________________________
Print Name of Witness            Print Name of Employee

_________________________        _______________________________
Signature of Witness                Signature of Employee

Date: ____________________

Schedule D

General Release

1. Release of Claims and Waiver of Rights.
(a) In consideration of any payments and benefits being provided to me under Section 6(a) of the employment agreement (the “Employment Agreement”) dated as of December 18, 2015, as it may have been amended to the date hereof, between me and Open Text Corporation (the “Company”), those payments and benefits being good and valuable consideration, the adequacy and sufficiency of which are acknowledged by me (the “Payments”), I, Stephen F. Murphy hereby release, remise and acquit Company, its present and past parents, subsidiaries and affiliates, their successors, assigns, benefit plans and/or committees, and their respective present or past officers, directors, managers, supervisors, employees, shareholders, attorneys, advisors, agents and representatives in their individual and corporate capacity, and their successors and assigns (the “Releasees”), from, and hold them harmless against, any and all claims, obligations, or liabilities (including attorneys, fees and expenses), asserted or unasserted, known or unknown, that I, my heirs, successors or assigns have or might have, which have arisen by reason of any matter, cause or thing whatsoever related to my employment (or termination of my employment) with the Company on or prior to the date on which this General Release is signed.
(b) The terms “claims, obligations, or liabilities” (whether denominated claims, demands, causes of action, obligations, damages or liabilities) include, but are not limited to, any and all claims under any contract with the Company, claims of age, disability, race, religion, national origin, sex, retaliation, and/or other forms of employment discrimination, breach of express or implied contract, breach of employee handbook, practices or procedures, libel, slander, intentional tort or wrongful dismissal, claims for reinstatement or reemployment, arising under any federal, state, or local common or statutory law; claims for unpaid salary, commission or fringe benefits; or any other statutory claim before any state or federal court, tribunal or administrative agency, arising out of or in any way related to my employment relationship with the Company and its affiliates and the termination of that relationship. I will not file or permit to be filed on my behalf any such claim.
(c) This General Release constitutes, among other things, a waiver of all rights and claims I may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621, et seq.) (“ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, Title VII of the United States Civil Rights Act of 1964, all as amended including the amendment set forth in 42 U.S.C. § 1981 concerning damages in cases of intentional discrimination in employment and any other comparable national or state laws, all as amended, and as may be specified on or prior to the date on which this General Release is signed.
(d) Notwithstanding the preceding paragraphs (b) or (c) or any other provision of this Agreement, this General Release is not intended to interfere with my right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim I believe I may have against the Company or its affiliates. However, by executing this General Release, I hereby waive the right to recover in any proceeding I may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on my behalf. In addition, this General Release is not intended to interfere with my right to challenge that my waiver of any and all ADEA claims pursuant to this General Release is a knowing and voluntary waiver, notwithstanding my specific representation that I have entered into this General Release knowingly and voluntarily.
(e) This General Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages.

(f) This General Release shall not apply to any rights in the nature of indemnification or payments under (i) applicable law, (ii) the charter, bylaws or operating agreements of the Company, or (iii) applicable directors and officers insurance policies which I may have with respect to claims against me relating to or arising out of my employment with the Company and its affiliates or my service on their respective boards of directors, or any vested benefit to which I am entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits or any other similar benefits required to be provided by statute. Furthermore, notwithstanding anything to the contrary contained in this Section 1, I do not release any of the Releasees from the Company’s obligation to timely provide me with all payments and benefits to which I am entitled pursuant to the terms of the Employment Agreement, or any other obligations of the Company under the Employment Agreement.
2. Representations and Covenants. I hereby represent and agree to all of the following:
(a) I have carefully read this General Release.
(b) I understand it fully.
(c) I am freely, voluntarily and knowingly releasing the Releasees in accordance with the terms contained above.
(d) Before executing this General Release, I had twenty-one (21) days to consider my rights and obligations under this General Release.
(e) The period of time I had to consider my rights and obligations under this General Release was reasonable.
(f) Before signing this General Release, I was advised to consult with an attorney and given a reasonable period of time to do so and in executing this General Release have not relied on any representation or statement not set forth herein.
(g) Execution of this General Release and the General Release becoming enforceable (in accordance with paragraph (h) below) within 30 days from the date of my “separation from service” (as determined under Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder) is a condition to the Payments, which payments and benefits are in addition to anything of value to which I am already entitled to receive from the Company and its affiliates.
(h) For a period of seven (7) days following the date on which I sign this General Release, I may revoke it. Any such revocation must be made in writing and received by the Corporate Secretary of the Company, by the seventh day following the date on which I sign this General Release. The Company’s obligation to pay the consideration as set forth in Section 1 above shall not become effective or enforceable until this seven (7) day revocation period has expired without my having exercised my right to revoke.
(i) There are no pending lawsuits, charges, employee dispute resolution proceedings, administrative proceedings or other claims of any nature whatsoever, that I have brought (and which are pending) against any Releasee, in any state or federal court, before any agency or other administrative body or in any other forum.
(j) I am not aware of any material violation of any laws or Company policies or procedures by a Company employee or officer that has not been reported to Company officials.
(k) If I violate my obligations under the Employment Agreement and such violation causes material harm to the Company, I understand that, in addition to other relief to which the Company may be entitled, the Company shall be entitled to cease providing the Payments and benefits provided to me pursuant to Section 1 above unless such violation is cured (if capable of being cured) within 30 days of notification by the Company to me of such violation (and, following such cure, all suspended payments shall be made in a single lump sum), and this General Release will remain in full force and effect.

(l) If I should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any matter, cause or thing which is the subject of the release under Section 1 of this General Release, this General Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from me all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.
(m) If any provision of this General Release is declared illegal, invalid, or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provisions will immediately become null and void, leaving the remainder of this General Release in full force and effect.
(n) This General Release shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.
3. Declaration. I declare under penalty of perjury under the laws of the State of Delaware that the foregoing is true and correct.

___________________________                Date: ___________________
Stephen F. Murphy

Acknowledged before me this ______________
________________, NOTARY PUBLIC